Exhibit 99.1
vTv Therapeutics Announces 2023 Fourth Quarter and Full Year Financial Results and Provides Corporate Update

•Recently completed $51 million PIPE from healthcare-focused institutional investors and the JDRF T1D Fund.

•Company's first Phase 3 clinical trial of cadisegliatin (TTP399), an oral adjunctive therapy to insulin, for the treatment of type 1 diabetes, expected to initiate patient enrollment in the second quarter of 2024.

•In connection with the PIPE, vTv has reduced the size of its Board of Directors from nine to seven members. Three of the Board members will be designated by the new investors, and include Srinivas Akkaraju, MD, PhD, Founder and Managing General Partner at Samsara.
HIGH POINT, N.C. – March 13, 2024 – vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical stage biopharmaceutical company focused on the development of an oral adjunctive therapy to insulin for the treatment of type 1 diabetes (T1D), today reported financial results for the fourth quarter and year ended December 31, 2023, and provided an update on recent corporate developments.
“We made important progress in the fourth quarter of 2023 and have started 2024 on a positive note following the recently announced private placement through which we raised $51 million, providing us with the capital needed to conduct the first Phase 3 study of cadisegliatin and reach a critical inflection point for our Company with the release of top-line data from this trial, which we expect by the first quarter of 2026,” said Paul Sekhri, Chief Executive Officer of vTv. “With the submission of the study protocol to the FDA, we are beginning site activation activities and are on-track to enroll the first patient in the second quarter, which we believe will enable us to expeditiously confirm the safety and efficacy profile of cadisegliatin. We believe that the support of these world-class investors underscores both the significant potential of cadisegliatin as well as the urgent unmet need for new therapies in T1D. Further, we continue working closely with our partners at G42 in preparation to initiate the Phase 2 study of cadisegliatin in patients with type 2 diabetes which is expected later this year. 2024 has the potential to be a transformational year for vTv, and we look forward to sharing updates on our progress as we continue to advance.”
Recent Company Highlights
•On March 4, 2024, the Company announced the submission of the study protocol to the FDA for the Company’s first Phase 3 trial evaluating the safety and efficacy of its lead candidate, cadisegliatin, in adults diagnosed with T1D.
•On February 28, 2024, the Company received $51 million from a private placement to healthcare-focused institutional investors, including a life sciences-focused institutional investor, Samsara BioCapital, LLC (“Samsara”) and the JDRF T1D Fund.
Upcoming Milestones and Events
•Phase 3 Study Planning. The first Phase 3 randomized, double-blind, placebo-controlled trial evaluating the safety and efficacy of the Company's lead drug candidate, cadisegliatin, in adults diagnosed with T1D is expected to enroll approximately 150 patients at up to 20 sites in the United States, with the first patient expected to be enrolled in the second quarter of 2024. The Phase 3 study will assess two doses of orally administered cadisegliatin versus placebo in patients currently being treated with multiple daily insulin injections and continuous subcutaneous insulin infusion, who use a continuous glucose monitor (CGM). The primary efficacy endpoint of the study will compare the incidence of Level 2 or Level 3 hypoglycemic events between cadisegliatin-treated subjects and those in the placebo group.

•Phase 2 Study in Type 2 Diabetes. In collaboration with G42 Healthcare Research Technology Projects LLC and its clinical research organization IROS, the Company is preparing to sponsor a Phase 2 study comparing cadisegliatin with placebo in approximately 600 patients with type 2 diabetes on insulin therapy. This study is expected to be initiated in 2024.
Fourth Quarter 2023 Financial Results
•Cash Position: The Company’s cash position as of December 31, 2023, was $9.4 million compared to $12.1 million as of December 31, 2022. The Company believes that its cash position, including the proceeds of the $51 million private placement completed on February 28, 2024, will be sufficient to fund operations through the release of top-line data from its first Phase 3 study of cadisegliatin.
•Research & Development (R&D) Expenses: R&D expenses were $2.1 million and $4.0 million in each of the three months ended December 31, 2023 and 2022, respectively. The decrease of $1.9 million is attributable to decreased spending on cadisegliatin (TTP399) due to drug product related costs and trial preparation costs.
•General & Administrative (G&A) Expenses: G&A expenses were $2.6 million and $2.4 million for each of the three months ended December 31, 2023 and 2022, respectively. The increase of $0.2 million was due to i) higher share-based compensation expense, ii) higher payroll and other G&A costs offset by iii) lower legal expense.
•Other Income: Other income for the three months ended December 31, 2023, was $0.2 million and was driven by gains related to the change in the fair value of the outstanding warrants to purchase shares of our own stock issued to related parties (“Related Party Warrants”). Other income for the three months ended December 31, 2022, was $0.1 million and was driven by gains related to the change in the fair value of the outstanding Related Party Warrants offset by an unrealized loss recognized related to the Company’s investment in Reneo.
•Net Loss: Net loss attributable to vTv shareholders for the three months ended December 31, 2023, was $3.5 million or $1.67 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $4.7 million or $2.28 per basic share.
Full Year 2023 Financial Results
•Research & Development (R&D) Expenses: R&D expenses were $13.6 million and $12.4 million in each of the years ended December 31, 2023 and 2022, respectively. The increase is attributable to i) higher spending on cadisegliatin due to increases in drug product related costs as well as higher spending on trial preparation costs, and ii) an increase in indirect costs and other projects.
•General & Administrative (G&A) Expenses: G&A expenses were $11.9 million and $12.2 million for each of the years ended December 31, 2023 and 2022, respectively. The decrease of $0.3 million was due to i) lower legal expense and severance costs offset by ii) higher payroll and other G&A costs.
•Other Expense, net: Other expense for the year ended December 31, 2023, was $0.9 million and was driven by the recording of an impairment charge on a cost-method investment offset by a realized gain recognized related to the Company’s Repurchase Agreement with Reneo Pharmaceuticals Inc., as well as gains related to the change in the fair value of the outstanding Related Party Warrants. Other expense for the year ended December 31, 2022, was $2.7 million and was driven by an unrealized loss recognized related to the Company’s investment in Reneo, offset by gains related to the change in the fair value of the outstanding Related Party Warrants.
•Net Loss: Net loss attributable to vTv shareholders for the year ended December 31, 2023, was $20.3 million or $9.71 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $19.2 million or $9.98 per basic share.

vTv Therapeutics Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2023	December 31, 2022

Assets
Current assets:
Cash and cash equivalents	$9,446	$12,126
Accounts receivable, net	102	173
Promissory note receivable	—	12,243
Prepaid expenses and other current assets	1,044	2,537
Current deposits	65	15
Total current assets	10,657	27,094
Property and equipment, net	117	207
Operating lease right-of-use assets	244	349
Long-term investments	—	5,588
Total assets	$11,018	$33,238
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$10,242	$7,313
Current portion of operating lease liabilities	169	154
Current portion of contract liabilities	17	17
Current portion of notes payable	191	224
Total current liabilities	10,619	7,708
Contract liabilities, net of current portion	18,669	18,669
Operating lease liabilities, net of current portion	169	338
Warrant liability, related party	110	684
Total liabilities	29,567	27,399
Commitments and contingencies
Redeemable noncontrolling interest	6,131	16,579
Stockholders’ deficit:
Class A Common Stock (*)	21	21
Class B Common Stock (*)	6	6
Additional paid-in capital (*)	256,335	254,757
Accumulated deficit	(281,042)	(265,524)
Total stockholders’ deficit attributable to vTv Therapeutics Inc.	(24,680)	(10,740)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$11,018	$33,238
(*) Adjusted retroactively for reverse stock split

vTv Therapeutics Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Revenue	$—	$9	$—	$2,018
Operating expenses:
Research and development	2,138	3,964	13,595	12,357
General and administrative	2,569	2,388	11,907	12,201
Total operating expenses	4,707	6,352	25,502	24,558
Operating loss	(4,707)	(6,343)	(25,502)	(22,540)
Interest income	88	152	472	352
Interest expense	(7)	(6)	(13)	(15)
Other income (expense), net	185	107	(923)	(2,670)
Loss before income taxes	(4,441)	(6,090)	(25,966)	(24,873)
Income tax provision	—	—	—	200
Net loss before noncontrolling interest	(4,441)	(6,090)	(25,966)	(25,073)
Less: Net loss attributable to noncontrolling interest	(963)	(1,345)	(5,716)	(5,909)
Net loss attributable to vTv Therapeutics Inc.	$(3,478)	$(4,745)	$(20,250)	$(19,164)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(3,478)	$(4,745)	$(20,250)	$(19,164)
Net loss per share of vTv Therapeutics Inc. Class A common stock, basic and diluted	$(1.67)	$(2.28)	$(9.71)	$(9.98)
Weighted average number of vTv Therapeutics Inc. Class A common stock, basic and diluted	2,084,973	2,084,973	2,084,973	1,919,788
About vTv Therapeutics
vTv Therapeutics Inc. is a clinical stage biopharmaceutical company focused on developing oral, small molecule drug candidates. vTv has a pipeline of clinical drug candidates led by cadisegliatin (TTP399), a potential oral adjunctive therapy to insulin for the treatment of type 1 diabetes. vTv and its development partners are pursuing additional indications including type 2 diabetes and other chronic conditions.
Forward-Looking Statements
This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.
Contacts:
Investors:
Lee Roth
Burns McClellan
lroth@burnsmc.com
Media:
Selina Husain / Robert Flamm, Ph.D.
Burns McClellan, Inc.
shusain@burnsmc.com / rflamm@burnsmc.com